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As Filed with the Securities and Exchange Commission on July 29, 2003.
 *Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Exhibit 10.26

ENDORSEMENT AGREEMENT

        THIS AGREEMENT, made and entered into as of this 15th day of July, 2003, by and between CUTTER & BUCK INC., Cutter & Buck Inc., 701 North 34th Street, Suite
400, Seattle, Washington 98103 (the "Company"), and ESCH & STAM, INC., c/o IMG Worldwide, Inc., IMG Center, 1360 East 9th Street, Suite 100, Cleveland, Ohio 44114 ("Licensor"):

WITNESSETH

        WHEREAS, Annika Sorenstam ("Sorenstam") is recognized as a highly skilled professional golfer;

        WHEREAS, Company desires to obtain the exclusive rights to use the name, fame, image and athletic renown of Sorenstam in connection with the advertisement and promotion of certain of its products as provided herein; and

        WHEREAS, Sorenstam has licensed all such rights to Licensor, along with the right to sublicense such rights to third parties.

        NOW, THEREFORE, the parties agree as follows:

        1.    Definitions.    As used herein, the following terms shall be defined as set forth below:

        (a)   "Contract Period" shall mean that period of time commencing on January 1, 2004 and concluding December 31, 2006, unless terminated sooner as provided herein.

        (b)   "Contract Territory" shall mean worldwide.

        (c)   "Contract Year" shall mean the consecutive 12-month period beginning on any January 1st during the Contract Period.

        (d)   "Distributors and Sublicensees" shall mean the distributors and sublicensees listed on the attached Exhibit A, and any additional distributors and sublicensees approved in accordance with Section 2 below.

        (e)   "Gross sales" shall mean total revenues, under generally accepted accounting principles, from sales of the Licensed Products, but does not include any revenue from sales, use or other transaction taxes, duties, handling, graphics, embroidery or shipping, returns, trade discounts, allowances, markdowns and customer chargebacks.

        (f)    "Net Sales" shall mean Gross Sales less revenue from Company sales force samples, value added services, and liquidation sales (Licensed Product sales at substantially discounted prices and out of their ordinary distribution channel) of Licensed Products.

        (g)   "Licensed Products" shall mean the "Tournament Collection by Annika", the "Annika Collection by Cutter & Buck" line of Products, or other similarly named Product lines using the Sorenstam Identification on the Products' affixed labels, hang tags or logos.

        (h)   "Products" shall mean women's apparel, including women's shirts, pants, sweaters, jackets and rainwear.

        (i)    "Sorenstam Identification" means the right to use, subject to the provisions hereof, Sorenstam's name, fame, nickname, initials, autograph, voice, video or film portrayals, facsimile signature, photograph, likeness and image or facsimile image, and any other means of endorsement by Sorenstam used in connection with the advertisement and promotion of the Company and the Products (including the Licensed Products).

        2.    Grant of Rights.    In consideration of the remuneration to be paid to Licensor pursuant hereto, Licensor grants to Company and to its authorized Distributors and Sublicensees the right and license during the Contract Period to use the Sorenstam Identification solely in connection with the advertisement, marketing and promotion of the Products within the Contract Territory as set forth herein. Licensor agrees not to grant the right to use the Sorenstam Identification to anyone other than Company in connection with the advertisement and promotion of Products. It is understood that Company, its authorized Distributors and Sublicensees may not use the Sorenstam Identification in connection with any items for sale or resale, other than the Products as specified herein. The foregoing rights to use the Sorenstam Identification is limited to television, radio and print advertising, advertising published over the Internet (provided such material is limited to advertising or Product promotion only), public relations and marketing materials, point-of-sale displays, free standing inserts, videos shown to customers and consumers, catalogs for customers and consumers, direct mail (including e-mail) and billboards. Company shall ensure that all uses of Sorenstam Identification comply with applicable law. The Company shall obtain Licensor's approval for any additional distributor and sublicensee, which approval will not be unreasonably withheld.

        3.    Prior Approval.    Company agrees that no use of the Sorenstam Identification nor any item used in connection with the Sorenstam Identification (including any Licensed Product) will be made hereunder unless and until the same has been approved by Licensor. Licensor agrees that any material, advertising or otherwise, submitted for approval as provided herein may be deemed by Company to have been approved hereunder if the same is not disapproved in writing within ten (10) business days after receipt thereof. Licensor agrees that it will reasonably cooperate with the Company and that any material submitted hereunder will not be unreasonably disapproved and, if it is disapproved, that Company will be advised of the specific grounds therefor. If Company desires immediate approval of advertising material hereunder, Company shall have the right to directly contact Licensor's authorized agent to obtain such approval. Company agrees to protect indemnify and save harmless Licensor, Sorenstam and their authorized agent, or any of them, from and against my and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, arising out of, or in any way connected with any advertising material furnished by, or an behalf of Company, except with respect to any inaccurate information furnished by them expressly for use in such advertising.

        4.    Remuneration.    In consideration of the endorsement rights and granted hereunder, Company shall pay to Licensor the annual fees (the "Annual Fee") in the Contract Years as follows:

Contract Year	Annual Fee*
2004	$	[*]
2005	$	[*]
2006	$	[*]

One half of the Annual Fee will be due on or before January 10 and July 10 of each Contract Year.

        5.    Bonuses.    It is agreed that should Sorenstam achieve any of the accomplishments set forth in the following schedule during the Contract Period, then Company will provide Licensor the additional remuneration set forth below for each such accomplishment due to the increased value in the Sorenstam Identification.

Accomplishment	Bonus Amount*
Major win (Dinah Shore, U.S. Open, British Open, LPGA Championship)	$	[*]
LPGA Tour Win	$	[*]
PGA Tour Top 20	$	[*]
All Other Event Wins	$	[*]

Bonus payments under this Section 5 will be due within forty-five (45) days following the achievement of each of the accomplishments set forth above pursuant to the terms set forth in Section 9 below.

        6.    Royalty on Licensed Products.

        (a)   Calculation of Royalty Fees.    In addition to the payments provided in Sections 4 and 5, Company will pay to Licensor in U.S. Dollars a fee ("Royalty Fee") of [*]% of the Net Sales of Licensed Products sold by Company directly or through its Distributors or Sublicensees during the Contract Term. Notwithstanding anything to the contrary contained herein, the Royalty Fee shall also be payable as provided herein for any Licensed Products sold during 2003 or in accordance with Section 12(b).

        (b)   Payment of Royalty Fee.    Company will account for and pay the Royalty Fee to Licensor within forty-five (45) days following the end of each fiscal quarter during the Contract Period beginning with the quarter ending January 31, 2004. Amounts not paid when due will accrue interest from the date due until paid at the rate of one and one-half percent (1 1/2%) per month or the maximum interest permitted by applicable laws, whichever is less.

        (c)   Royalty Report.    Company will deliver to Licensor, at the time each Royalty Fee payment is due, an itemized statement ("Royalty Report") (i) indicating the total amount of Net Sales of all Licensed Products shipped during the previous fiscal quarter, and (ii) showing the number of Licensed Products sold by category of Product. Company will furnish the required Royalty Report to Licensor whether or not any Licensed Products have been sold during the relevant fiscal quarter. The receipt or acceptance by Licensor of any Royalty Report or of any payments made under this Agreement will not preclude Licensor from questioning the correctness thereof at any time. Licensor reserves the right to audit the calculation of Net Sales provided in the Royalty Report at its own expense, and Company will cooperate with the Licensor in any such audit request. Should such an audit reveal a shortfall in the calculation of Net Sales and the Royalty Fee, Company will promptly pay to Licensor the amount of the shortfall and, if the shortfall exceeds six percent (6%) with respect to the period under the audit, Company will reimburse Licensor for the Licensor's reasonable costs associated with the audit.

        (d)   Currency.    Whenever it becomes necessary under this Section 6 to convert a monetary amount from a foreign currency to U.S. Dollars (whether for reporting, statements, or other purposes), such conversion will be made at the average of the currency exchange rates during the applicable reporting period, as derived using the "FX History" Currency Tool, Interbank Rate, currently posted at www.oanda.com ("Conversion Tool"). A conversion for the purpose of calculating a royalty payment pursuant to this Section 6 will be weighted according to the relative amount of net sales within each fiscal quarter. If the Conversion Tool is discontinued or otherwise no longer available, the parties will use such other index or computation that replaces the Conversion Tool or otherwise will result in substantially the same conversion rate as would be obtained by using the Conversion Tool.

        8.    Services of Licensor.    (a) If Company desires to utilize the services of Sorenstam as a model in connection with Company advertising to promote its Products or as a part of a special promotional appearance for the Company, Licensor agrees, at the request of Company to provide the services of Sorenstam for two (2) days per Contract Year as mutually agreed upon and at places reasonably convenient to her schedule. Each day shall not exceed three (3) hours unless otherwise agreed upon, Company agrees that it will reimburse Licensor for all reasonable travel, lodging and meal expenses incurred by Licensor or Sorenstam in connection with such services. In addition, Licensor agrees that Sorenstam will appear at Company's booth at the 2004 PGA Show in Orlando, Florida at an agreed upon time. Licensor agrees to use its best efforts to cause Sorenstam to make similar appearances at the PGA Show in 2005 and 2006. Company further understands that failure to utilize services of Sorenstam pursuant to this section shall not result in any reduction in payments to Licensor hereunder nor may the obligation to provide services be carried forward or backward to any Contract Year. Licensor will also arrange for Sorenstam to make at least one visit to the Company's headquarters and will use its best efforts to cause Sorenstam to make annual visits to the Company's headquarter during the Contract Term. The obligations of Licensor to provide services of Sorenstam hereunder are subject to the condition that payments to Licensor are current and up to date.

        (b)   Should Company use Sorenstam in television advertising to promote Company's Products, Company will make all applicable required union scale and pension and welfare payments.

        (c)   During the Contract Period, Sorenstam shall wear Company Products at all professional golf events and at all media appearances where appropriate. It is agreed that the logo or name of Company (the "Company Logo") shall be affixed to the left chest locations of all Company Products which Sorenstam wears, when she plays professional golf. Company agrees that it will be responsible for, and the cost of, affixing the Company Logo on all such Outerwear. Company acknowledges that other locations on Sorenstam's Products are reserved for Licensor's other sponsors, which Licensor agrees shall not exceed three other sponsors without the Company's prior written approval, which approval shall not be unreasonably withheld. Furthermore, Company understands that if Sorenstam participates in a special team event where there is an official uniform, then Sorenstam is permitted to wear such uniform during such event (e.g., Solheim Cup, World Cup, etc.).

        (d)   During each Contract Year, Company shall supply Sorenstam with sufficient quantities of Company's Products (at least 100 pieces of golf apparel) which are entirely suitable for Sorenstam's use in tournament competition so she can wear such apparel while she plays professional golf. Company agrees to pay all charges in connection with the delivery of Products to Sorenstam, including shipping charges, air freight charges and customs charges. Company agrees to reimburse Sorenstam's authorized agent for all such reasonable expenses incurred by it in connection with the transfer of Products and Clothing to Sorenstam.

        (e)   The Company wants to obtain Sorenstam's styling, design and fabrication suggestions for the Licensed Products before each season is finalized. The parties also want to ensure that the Company can meet each season's schedule for the Company's manufacture and sale of the Licensed Products. The Company and Sorenstam shall work together to meet those objectives, including affording Sorenstam with the right and opportunity to review and comment on the design, color, materials and style of the Product Line for each season. The parties will work together to develop the best way to facilitate that review, and the Company will, in good faith, consider any suggestions by Sorenstam before finalizing the Product Line, with such review and consideration to constitute Licensor's approval as contemplated herein.

        9.    Payments.    Licensor may elect to have payments made by check, wire transfer, or bank transfer. Unless such election has been made in writing, all payments to be made by Company to Licensor under this Agreement shall be made by wire transfer (with no deductions in wire transfer fees) to the account of Licensor (as set forth below), or to such other account as Licensor may instruct in writing, as follows:

    Mellon Bank
    1 Mellon Plaza
    Pittsburg, PA
    ABA 043-000-261
    For credit to ML Account [*]* for further credit to Esch & Stam, Inc. Acct #[*]*

Past due payments hereunder shall bear interest at the rate of (a) one and one-half percent (1 1/2%) per month, or (b) the maximum interest rate permissible under law, whichever is less. All amounts herein are in United States Dollars.

        10.    Authorized Agent.    Licensor hereby designates IMG Worldwide, Inc., IMG Center, 1360 East 9th Street, Suite 100, Cleveland, Ohio 44114, Attention: Mark Steinberg as its authorized agent for all purposes hereunder. All notices or submissions to be made or delivered Company to Licensor pursuant to this Agreement shall be delivered to said address free of all charges such as, for example, shipping charges and customs charges. In the event that any such charges are paid by Licensor or by its authorized agent, Company agrees to make prompt reimbursement. All notices or submissions to be made or delivered to the Company pursuant to this Agreement shall be delivered to 701 North 34th Street, Suite 400, Seattle, Washington 98103, Attention: Frances M. Conley.

        11.    Default.    (a) If either party at any time during the Contract Period shall (i) fail to make any payment of any sum of money herein specified to be made, or (ii) fail to observe or perform any of the covenants, agreements or obligations hereunder (other than the payment of money), the nondefaulting party may terminate this Agreement as follows: as to (i) if such payment is not made within ten (10) business days after the defaulting party shall have received written notice of such failure to make payment, or as to (ii) if such other default is not cured within thirty (30) days after the defaulting party shall have received written notice specifying in reasonable detail the nature of such default. In order to be a sufficient notice hereunder, any such written notice shall specify in detail each item of default and shall specify the provision of this Agreement which applies to each item of default, and shall specify in detail the action the defaulting party is required to take in order to cum each item of default. The termination rights set forth in this section shall not constitute the exclusive remedy of the nondefaulting party hereunder, however, and if default is made by either party hereunder, the other may resort to such other remedies as said party would have been entitled to if this section had been omitted from this Agreement, subject to the terms of this Agreement. Termination under the provisions of this section shall be without prejudice to any rights or claims which the terminating party may otherwise have against the defaulting party, and if Company is the defaulting party, Company shall be responsible for any and all payments due under the terms of this Agreement in addition to other liabilities set forth above.

        (b)   If Company shall become bankrupt or insolvent, or if Company's business shall be placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Company or otherwise, the Contract Period shall, at the election of Licensor, immediately terminate.

        12.    Use of Sorenstam Identification After Termination.

        (a)   Except as provided in Section 12(b) below, from and after the termination of the Contract Period all of the rights of Company to the use of the Sorenstam Identification shall cease absolutely and Company shall not thereafter use or refer to the Sorenstam Identification in advertising or promotion in any manner whatsoever. Except as provided in Section 12(b) below, it is further agreed that following termination of the Contract Period, Company shall not advertise, promote, distribute or sell any item whatsoever in connection with the use of any name, figure, design, logo, trademark or trade name similar to or suggestive of the Sorenstam Identification.

        (b)   (i) As long as the Company is not in material breach of the Company's obligations hereunder, and the quantities involved are not unreasonable in amount in the commercial context of this Agreement, Company may liquidate and sell its inventory of Licensed Products (including any inventory then in production) for a period of one hundred and eighty (180) days after the termination date of the Contract Period, subject to the Company's continued obligation to pay the Royalty Fee as provided in Section 6 above, and will deliver the Royalty Report with respect to such liquidation sales within forty-five (45) days following the end of such 180-day period.

          (ii)   If Company has not disposed of all Licensed Products as provided in Section 12(b)(i) above by the end of the one hundred and eighty (180) day period, Company, at its option, may either (a) remove or obliterate entirely from such Licensed Products (and any labels, tags, riders and the like) all references to any Sorenstam Identification, then sell the same; or (b) destroy all such remaining Licensed Products.

        13.    Trademarks.    Company agrees that it will not file, during the Contract Period or thereafter, any application for trademark registration or otherwise obtain or attempt to obtain ownership of any trademark or trade name within the Contract Territory or in any other country of the world which consists of the Sorenstam Identification or any mark, design or logo intended to obtain any rights to Sorenstam Identification or to identify products as being endorsed by Sorenstam. In the event that, prior to commencement of the Contract Period, Company has filed one or more applications for registration of any such trademark, or otherwise has obtained any rights to such trademark, Company agrees to cause such applications and/or trademarks to be assigned and transferred to Licensor forthwith.

        14.    Reservation of Rights.    All rights not herein specifically granted to Company shall remain the property of Licensor to be used in any manner Licensor deems appropriate. Company understands that Licensor bas reserved the right to authorize others to use Sorenstam Identification within the Contract Territory and during the Contract Period in connection with all tangible and intangible items and services other than Products themselves. Licensor is not aware of any such rights which would conflict with the nature or image of Company Products.

        15.    Indemnity.    Company agrees to protect, indemnify and save harmless Licensor, Sorenstam and their authorized agent or any of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys' fees, arising out of, or in any way connected with, actions or omissions of Company, any advertising material famished by, or an behalf of, Company or my claim or action for personal injury, death or other cause of action involving alleged defects in Company's Products or services. Company agrees to provide and maintain, at its own expense, general commercial and, product liability insurance with limits no less then $3,000,000 and naming Licensor and Sorenstam as additional named insureds. Within thirty (30) days from the date hereof, Company will submit to Licensor evidence of such policy, requiring that the insurer shall not terminate or materially modify such without written notice to Licensor at least twenty (20) days in advance, thereof.

        16.    Special Right of Termination.    Company shall have the right to terminate this Agreement upon written notice to Licensor if the commercial value of the Sorenstam Identification is substantially reduced because Sorenstam (i) has been charged with illegal or immoral conduct which could result in a felony conviction and such charges have not been dismissed or terminated within ninety (90) days; or (ii) fails an officially sanctioned drug test or is criminally convicted of any felony or drug related offense. Any termination pursuant to this paragraph shall become effective on the 30th day next following the date of receipt by Licensor of Company's written notice to so terminate.

        17.    Contract Extension.    Due to long product development lead times, Company and Licensor agree to begin discussions for the renewal of this Agreement by July 1, 2005.

        18.    Limited Liability.    Notwithstanding anything to the contrary herein, in the event Company incurs any expenses, damages or other liabilities (including, without limitation, reasonable attorneys' fees) in connection with the performance or nonperformance of any term or provision hereof, Licensor's liability to Company shall not exceed the remuneration, excluding reimbursement of expenses, actually paid to Licensor by Company. In no event will Licensor be liable for any indirect, incidental, reliance, special or consequential damages arising out of the performance or nonperformance of this Agreement, whether or not Licensor had been advised of the possibility of such damages. It is understood that Sorenstam is not a party hereto and has no liability hereunder but is an intended specific third party creditor beneficiary hereof.

        19.    Waiver.    The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions. Any waiver of such rights must be set forth in writing.

        20.    Severability.    If any provision of this Agreement shall be declared illegal, invalid, void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

        21.    Assignment.    This Agreement shall bind and inure to the benefit of Company and Licensor, and their respective successors and assigns.

        22.    Arbitration/Governing Law.    This agreement shall be governed by, and its provisions enforced in accordance with, the laws of the State of Ohio, without regard to its principals of conflicts of laws. In the event a dispute arises under this agreement which cannot be resolved, such dispute shall be submitted to arbitration and resolved by a single arbitrator (who shall be a lawyer not employed by or associated with either party to this agreement) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All such arbitration shall take place at the office of the American Arbitration Association located in Cleveland, Ohio. Each party is entitled to depose one (1) fact witness and any expert witness retained by the other party, and to conduct such other discovery as the arbitrator deems appropriate. The award or decision rendered by the arbitrator shall be final, binding and conclusive and judgment may be entered upon such award by any court.

        23.    Significance of Headings.    Section headings contained herein are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such section headings had been omitted.

        24.    No Joint Venture.    This Agreement does not constitute and shall not be construed as constituting an association, partnership, joint venture or relationship of principal and agent or employer and employee between Licensor and Company. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and, except as expressly set forth herein, nothing herein contained shall give, or is intended to give, any rights of any kind to any person.

        25.    Entire Agreement.    This writing constitutes the entire agreement between the parties hereto and may not be changed or modified except by a writing signed by the party or parties to be charged thereby.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CUTTER & BUCK INC.		ESCH & STAM, INC.
By	/s/ FRANCES M. CONLEY Name: Frances M. Conley Title: Chairman and CEO	By	/s/ DAVID ESCH Name: David Esch Title:

EXHIBIT A

DISTRIBUTORS AND SUBLICENSEES

CONTACT INFORMATION	REGION
Caulfeild Apparel Group Ltd. Tel: 416-636-5900 Fax: 416-636-8451 Contact: Paul Bickerton	Canada
Cutter & Buck Sportswear (Europe) Ltd. Boland Ind. Est., Mallow Rd., Cork, Rep. of Ireland Tel: +353 21 42111 60 Fax: +353 21 42111 66 Contact: Peter Dwyer, General Manager	Europe
The Seibu Department Stores, Ltd. and Descente (sublicensee of Seibu) Tel: 813-3455-0124 Fax: 813-3455-6119 Contact: Yoshio Ishii, General Manager	Japan
Pan-West Pte. Ltd. Tel: 65-356-5553 Fax: 65-356-5557 Contact: Alan Loh, Regional Director	Singapore, Malaysia, Indonesia
Pinx International Co., Ltd. Tel: 82-2-3471-9167 Fax: 82-02-598-1116 Contact: Ray Yoo, General Manager	Korea
Goarg Pty. Ltd. Tel: 61-73-891-3400 Fax: 61-73-891-3899 Contact: Alan Goad	Australia/New Zealand
Global Golf Tel: 27-1183-6011-1930 Fax: 27-11-803-0505 Contact: Langley Perrins	South Africa
Pro Golf International Tel: 971-4-338-6477 Fax: 971-4-338-6416 Contact: Tiffany Davis	UAE, Saudi Arabia, Bahrain, Qatar, Kuwait, Oman

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  Exhibit 10.26